Medamicus, Inc. File no. 0-19467
                                                                    Exhibit 99.4



[BIOMEC LOGO]                   NEWS RELEASE

July 22, 2003

[Contact: Trevor O. Jones, 216-937-2800, ext. 222, BIOMEC Inc., Cleveland, OH or Vincent P. Owens, 952-653-2410, BCI Minneapolis, MN]



     BIOMEC AGREES TO COMBINE ITS MINNEAPOLIS OPERATION WITH MEDAMICUS, INC.


Cleveland, Ohio (July 22, 2003) - Trevor O. Jones, Chairman and CEO, announced today the combination of BIOMEC's Minneapolis operation, Biomec Cardiovascular Inc. (BCI), with Medamicus, Inc.

BCI develops and manufactures implantable stimulation leads, lead delivery systems, and lead accessories for cardiac rhythm management, neuromodulation, and hearing-restoration markets.

Medamicus, Inc., a publicly traded company (Nasdaq - MEDM) based in Plymouth, Minnesota, is a biomedical products company engaged in the design, development, manufacture and marketing of percutaneous delivery systems. Its products include venous vessel introducers, safety needles and other disposable delivery products for use in the implantation of pacemakers, defibrillators, catheters and infusion ports sold through OEM relationships with other medical device companies.


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The definitive agreement provides for the acquisition by Medamicus of substantially all of the assets of BCI through a newly formed, wholly owned subsidiary of Medamicus. Medamicus has agreed to pay $18.0 million at closing, plus or minus specified adjustments. Medamicus has agreed to make a contingent payment based on total 2003 sales of BCI prior to the acquisition and Medamicus's BCI unit after the acquisition and a second contingent payment based upon sales of the Medamicus BCI unit's proprietary products in 2004 in excess of 2003 proprietary sales.

Under the agreement, Medamicus is obligated to pay at closing not less than $7.0 million in cash and not less than $7.0 million through issuance of newly issued Medamicus, Inc. common stock valued at $7.50 per share. The remaining $4.0 million, subject to the adjustments, will be paid either in cash or by common stock valued at $7.50 per share or a combination of cash and stock, at Medamicus's option.

If Medamicus paid the minimum amount ($7.0 million) of the closing price in stock, it would issue 933,333 to shares to BIOMEC, and if Medamicus paid the estimated maximum amount ($11.0 million) of the closing price in stock, it would issue 1,466,667 shares to BIOMEC. As of July 18, 2003, Medamicus had 4,739,293 shares of common stock outstanding. If Medamicus elects to pay the maximum amount in stock, BIOMEC would own at closing approximately 24% of Medamicus, and the minimum amount would result in a BIOMEC ownership at closing of approximately 16%. In either case, BIOMEC will become Medamicus's largest single shareholder, and Trevor O. Jones will be elected to its board and be its new Vice Chairman.
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Trevor Jones stated that "BIOMEC's board enthusiastically endorses this opportunity and considers it a sound investment in a dynamic company with outstanding growth potential. The combination is an excellent synergistic fit of the two companies to the benefit of all shareholders." Mr. Jones added "this combination does not impact BIOMEC's Cleveland operations, which will continue in their current form."

Vince Owens, President and CEO of BCI, said "Biomec Cardiovascular's sales have grown significantly over the last nine months due to our focused strategy on proprietary permanent implantable leads and delivery systems targeted for the cardiac rhythm management and neuromodulation markets. This business combination will allow us to accelerate the development of new specialized implantable leads with delivery systems that enable less invasive and more efficient placement in and on the heart, brain and spinal cord."

Jim Hartman, President and CEO of Medamicus, said "I am pleased to announce this business combination with BCI. We expect this transaction to significantly expand our product line into complementary high growth markets, broaden our intellectual property portfolio, diversify our OEM customer base and add to our team of skilled and experienced managers and employees. BCI's business model of OEM sales coupled with proprietary product development is similar to that of Medamicus. The combination with BCI will materially enhance our ability to continue to provide world-class, value-added design and manufacturing services to OEM customers such as Bard, Cook, Guidant,


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Medtronic and St. Jude Medical. BCI's sales more than doubled to $4.5 million in the first half of 2003 compared to the same period in 2002 and we expect that its sales for all of 2003 will be in excess of $9 million."

BIOMEC Inc. is a biomedical device company established in 1998 with the specific objective of accelerating promising technology from major medical and academic institutions, national laboratories, and from internal proprietary developments to successful commercial products. BIOMEC operates facilities in Cleveland and in Minneapolis. BIOMEC has more than 25 customers, which include both major medical device OEMs and start-up companies, primarily in the fields of cardiac rhythm management and neuromodulation. Additionally, BIOMEC has product development and investment coalitions with NeuroControl Corp. in Cleveland, and the newly formed Cleveland company, Imalux Inc.

For further information, please contact Trevor O. Jones at 216-937-2800, ext. 222 (Fax: 216-937-2813 or e-mail to jones@biomec.com), 1771 East 30th Street, Cleveland, OH 44114 or Vincent P. Owens at 952-653-2410 (Fax: 952-943-1087 or e-mail to vowens@biomec.com), 9452 West 78th Street, Minneapolis, MN 55439.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein. All forward-looking statements involve risks and uncertainties. A number of factors that could cause results to differ materially are discussed in Medamicus's Annual Report on Form 10-KSB for the year ended December 31, 2002. Among the factors that could cause results to differ materially are the following: the ability of Medamicus to obtain approval of the transaction by Medamicus and BIOMEC shareholders; the ability of Medamicus to successfully integrate the acquired business; Medamicus's dependence upon a limited number of key customers


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for its revenue; Medamicus's dependence upon licensing agreements with third parties for the technology underlying some of its products, especially the safety needle; the ability of Medamicus to negotiate and enter into safety needle supply agreements with major medical device companies, and the ability of Medamicus and these customers to achieve market acceptance of the safety needle; Medamicus's ability to effectively manufacture its safety needle using its automated safety needle assembly equipment in anticipated required quantities; Medamicus's ability to successfully manufacture and introduce its FlowGuard valved peelable introducer; Medamicus's ability to develop or acquire new products to increase its revenues; Medamicus's ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and Medamicus's ability to raise capital. All forward-looking statements of Medamicus, whether written or oral, and whether made by or on behalf of Medamicus, are expressly qualified by these cautionary statements. In addition, Medamicus disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Medamicus intends to file a registration statement on Form S-4 in connection with the transaction, and Medamicus and BIOMEC Inc. intend to mail a joint proxy statement/prospectus to their respective shareholders in connection with the transaction. Investors and security-holders of Medamicus and BIOMEC are urged to read the joint proxy statement/prospectus when it becomes available because it will contain important information about the companies, the transaction, the persons soliciting proxies relating to the transaction, their interests in the transaction, and related matters. When available, investors and security-holders may obtain a free copy of the joint proxy statement/prospectus at the SEC's web site at www.sec.gov. A free copy of the joint proxy statement/prospectus may also be obtained from either of the companies.